EXHIBIT 5


October 16, 1997

Banknorth Group, Inc.
300 Financial Plaza
Burlington, VT 05401

Re:   Registration Statement on Form S-8
      1994 Deferred Compensation Plan for Directors and Selected
      Executives of Banknorth Group, Inc. and Participating Affiliates (July 1, 1997 Amendment and Restatement)

Gentlemen:

Reference is made to a Registration Statement of Banknorth Group, Inc. (the "Company") on Form S-8 (the "Registration Statement"), to be filed by the Company on or about October 21, 1997 with the Securities and Exchange Commission, with respect to the proposed issuance and sale pursuant to the 1994 Deferred Compensation Plan for Directors and Selected Executives of Banknorth Group, Inc. and Participating Affiliates (July 1, 1997 Amendment and Restatement)(the "Plan") of up to 600,000 shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"), together with associated common share purchase rights issued under the terms of a Rights Agreement dated as of November 27, 1990 between the Company and Mellon Securities Trust Company, as Rights Agent, as amended ("Rights").

We have reviewed applicable provisions of law and have examined such documents and records and have made inquiries of the officers and directors of the Company as we considered necessary or appropriate for purposes of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock and associated Rights to be issued by the Company pursuant to the Plan, have been duly authorized for issuance pursuant to the Plan and when issued and delivered in accordance with the terms of the Plan, such Common Stock and associated Rights will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PRIMMER & PIPER, P.C.

/s/ Primmer & Piper, P.C.
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